UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2011

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

Registrant’s telephone number, including area code: (877) 848-3866

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On November 9, 2011, Lions Gate Entertainment Corp. (the “Company,” “we,” “us” and “our”) issued a press release announcing our results of operations for the second quarter of fiscal 2012. The press release issued by us in connection with the announcement is furnished as Exhibit 99.1 and is incorporated herein by reference.

Free Cash Flow

In our press release, we disclosed free cash flow of negative $30.2 million for the quarter ended September 30, 2011. Free cash flow is a non-GAAP financial measure, as defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Net cash flows used in operating activities were negative $96.1 million for the quarter ended September 30, 2011. A reconciliation of free cash flow to net cash flows used in operating activities is included in Exhibit 99.1.

The non-GAAP financial measure, free cash flow, is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

Free cash flow is defined as net cash flows used in operating activities, less purchases of property and equipment, plus or minus the net increase or decrease in production loans including production loan activity under the Company’s film credit facility, plus the net increase (decrease) in restricted cash held in a trust to fund the Company’s cash severance obligations that would be due to certain executive officers should their employment be terminated “without cause” (as defined), in connection with a “change in control” of the Company (as defined in each of their respective employment contracts). For purposes of the employment agreements with such executive officers, a “change in control” occurred on June 30, 2010 when a certain shareholder became the beneficial owner of 33% or more of the Company’s common shares. The adjustment for the production loans is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films associated with production loans prior to the time the Company actually pays for the film. The Company believes that it is more meaningful to reflect the impact of the payment for these films in its free cash flow when the payments are actually made.

We believe that this non-GAAP measure provides useful information to investors regarding cash that our operating businesses generate whether classified as operating or financing activity (related to the production of our films) within our GAAP based statement of cash flows, before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

EBITDA

In our press release, we disclosed EBITDA, as adjusted, of negative $16.1 million for the quarter ended September 30, 2011. EBITDA and EBITDA, as adjusted, is a non-GAAP financial measure, as defined in Regulation G promulgated by the SEC. A reconciliation of both EBITDA and EBITDA, as adjusted, as defined to net loss, is included in Exhibit 99.1.

The non-GAAP financial measures, EBITDA and EBITDA, as adjusted, are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  EBITDA is defined as earnings before interest, income tax provision, depreciation and amortization, equity interests, gain on sale of asset disposal group, gains or losses on extinguishment of debt and the sale of equity securities. EBITDA, as adjusted represents EBITDA as defined above adjusted for stock-based compensation, EBITDA attributable to TV Guide Network, certain corporate defense and related charges, and non-risk prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and stock appreciation rights. EBITDA attributable to TV Guide Network represents the Company’s 51% share of TV Guide Network’s EBITDA for the three and six months ended September 30, 2011 and 2010. Corporate defense and related charges represent legal fees, other professional fees, and certain other costs associated with a shareholder activist matter. Non-risk prints and advertising expense represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a guarantee that such expense will be recouped from the performance of the film (i.e., there is no risk of loss to the company) net of an amount of the estimated amortization of participation expense that would have been recorded if such amount had not been expensed. The amount is subtracted from EBITDA in the three and six months ended September 30, 2011 and 2010 because there was no non-risk prints and advertising expense incurred and the amount represents the estimated amortization of participation expense that would have been recorded if such prior period amounts had not been expensed.

We believe EBITDA and EBITDA, as adjusted, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While we consider EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure, as presented, may not be comparable to similarly-titled measures presented by other companies.

Item 9.01     Financial Statements and Exhibits.

(d)                                Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2011	LIONS GATE ENTERTAINMENT CORP.

/s/ James Keegan
James Keegan
Chief Financial Officer